Exhibit 99.1

Moleculin to Host Virtual AML Clinical Day Featuring Internationally Renowned

Clinician, Martin S. Tallman, MD, on May 7, 2024

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Live video webcast roundtable with members from the Moleculin Management Team and Dr. Tallman to discuss the unmet medical needs in the treatment of acute myeloid leukemia (AML), Annamycin and the Company’s AML clinical development program as well as data demonstrated to date

–	Ongoing development progress of Annamycin toward pivotal AML study in 2024 with potential qualification for an accelerated approval pathway

HOUSTON, May 2, 2024 /PRNewswire/ -- Moleculin Biotech, Inc., (Nasdaq: MBRX) (Moleculin or the Company), a clinical stage pharmaceutical company with a broad portfolio of drug candidates targeting hard-to-treat tumors and viruses, today announced that it will host a virtual AML Clinical Day on Tuesday, May 7, 2024 at 11:00 AM ET.

For the event, Walter Klemp, Chairman and Chief Executive Officer, and Dr. Paul Waymack, Senior Chief Medical Officer of Moleculin will be joined by key opinion leader, Dr. Martin Tallman.

Dr. Tallman is an internationally renowned clinical investigator whose discoveries have fueled the progress of leukemia-targeting therapies, most recently with the Robert H. Lurie Comprehensive Cancer Center of Northwestern University. Prior to his role at Lurie Cancer Center where he focused on the management and development of new treatments for patients with both acute and chronic leukemias, he was at Memorial Sloan Kettering Cancer Center where he served as chief of the Leukemia Service and Professor of Medicine at the Weill Cornell Medical College in New York. He was the president of the American Society of Hematology (ASH) in 2021, chaired the Leukemia Committee of the Eastern Cooperative Oncology Group (ECOG) for 16 years, and served as immediate past chair of the National Comprehensive Cancer Network (NCCN) Acute Myeloid Leukemia Panel. Dr. Tallman previously served at Northwestern University Feinberg School of Medicine as Professor of Medicine prior to his appointment at Sloan Kettering. The Company recently announced Dr. Tallman’s agreement to join the newly constituted Annamycin Science Advisory Board.

As part of the discussion, the Moleculin team and Dr. Tallman will provide an overview of Annamycin, the treatment landscape for AML and how Annamycin is positioned to address a significant unmet medical need. Additionally, the Company will discuss the Annamycin AML data demonstrated to date. Click here to register for the event.

A live video webcast of the event will be available on the Events page under the Investors section of the Company’s website (moleculin.com). A webcast replay will be available two hours following the live event and will be accessible for 90 days.

About Moleculin Biotech, Inc.

Moleculin Biotech, Inc. is a clinical stage pharmaceutical company with a growing pipeline, including Phase 2 clinical programs, for hard-to-treat tumors and viruses. The Company’s lead program, Annamycin is a next-generation anthracycline designed to avoid multidrug resistance mechanisms with little to no cardiotoxicity. Annamycin is currently in development for the treatment of relapsed or refractory acute myeloid leukemia (AML) and soft tissue sarcoma (STS) lung metastases. All interim and preliminary data discussed above is subject to change.

Additionally, the Company is developing WP1066, an Immune/Transcription Modulator capable of inhibiting p-STAT3 and other oncogenic transcription factors while also stimulating a natural immune response, targeting brain tumors, pancreatic and other cancers, and WP1220, an analog to WP1066, for the topical treatment of cutaneous T-cell lymphoma. Moleculin is also engaged in the development of a portfolio of antimetabolites, including WP1122 for the potential treatment of viruses, as well as cancer indications including brain tumors, pancreatic and other cancers.

For more information about the Company, please visit www.moleculin.com and connect on Twitter, LinkedIn and Facebook.

Forward-Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements in this press release include, without limitation, the timing of the commencement of a pivotal registration study of Annamycin as a 2nd line therapy in AML before year end. Although Moleculin believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Moleculin has attempted to identify forward-looking statements by terminology including ‘believes,’ ‘estimates,’ ‘anticipates,’ ‘expects,’ ‘plans,’ ‘projects,’ ‘intends,’ ‘potential,’ ‘may,’ ‘could,’ ‘might,’ ‘will,’ ‘should,’ ‘approximately’ or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under Item 1A. “Risk Factors” in our most recently filed Form 10-K filed with the Securities and Exchange Commission (SEC) and updated from time to time in our Form 10-Q filings and in our other public filings with the SEC. Any forward-looking statements contained in this release speak only as of its date. We undertake no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

Investor Contact:

JTC Team, LLC

Jenene Thomas

(833) 475-8247

MBRX@jtcir.com